Item 77D

Effective June 30, 2014, the JPMorgan International Research
Enhanced Equity Fund adopted changes to its investment objective, name, benchmark, and main investment strategies, as set forth in a filing made under Rule 497 of the Securities Act of 1933 with the Securities and Exchange Commission on July 1, 2014.